Exhibit 99.4

SEQUOIA BANCSHARES, INC.

This proxy is solicited on behalf of the Board of Directors
for the special meeting on            , 2003

     The undersigned hereby appoints James Tardiff and J. Paul McNamara, and each of them, with full power of substitution, to act as proxy for the undersigned and to vote all shares of common stock of Sequoia Bancshares, Inc. that the undersigned is entitled to vote at the special meeting of shareholders, to be held on      , 2003, at      :00 p.m., local time, at      ,      ,      and at any and all adjournments thereof, as indicated on this proxy card. The undersigned hereby revokes any proxies submitted previously.

1.	Approval of the Agreement and Plan of Reorganization by and between Sequoia Bancshares, Inc. and United Bankshares, Inc. and the merger contemplated by that Agreement.

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

     This proxy, when properly executed and returned, will be voted as directed by the undersigned shareholder. If no instructions are specified, this proxy will be voted “FOR” proposal 1. This proxy also confers discretionary authority to vote with respect to any other business that may come before the special meeting or any adjournment thereof.

     The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement/Prospectus.

     Dated:

SIGNATURE OF SHAREHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

     Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.